EXHIBIT 10.15


April 26, 2001

PERSONAL AND CONFIDENTIAL
-------------------------
Via Facsimile

Mr. Franklin Karp
President
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ  07071

Re: Addendum to MESA Agreement

Dear Franklin:

Please accept this letter as an addendum to the Agreement signed between MESA Partners, Inc. ("MESA") and Harvey Electronics, Inc. ("Harvey") on March 20, 2001 ("Agreement").

Whereas, it is understood that MESA as defined in the Agreement, is entitled to receive equity for its services related to the Transaction. Due to certain circumstances of the business, the parties wish to amend the Agreement with specific regard to Sections 3(b) of the Agreement.

Therefore, in consideration of the aforementioned, it is understood and agreed that;

SECTION 3(B)
Fees and Equity
---------------
1. In consideration for MESA's role with the business, Harvey will grant MESA as of the date of the Addendum, a warrant to purchase 15,000 common shares of Harvey Electronics, Inc. ("Warrant") priced at $3.00 per share.
2. The Warrant granted to MESA by Harvey will be fully vested as of the date of the Addendum.
3. The term of the Warrant will be for 3 years and said option will survive cancellation of the Agreement by either party.

Furthermore, it is agreed that all other terms of the Agreement will be upheld and remain in full effect. Please confirm that the foregoing is in accordance with your understanding and agreement with MESA by signing and returning to us a copy of this letter, whether by facsimile or otherwise, which shall become a binding Addendum to the Agreement upon our receipt.

AGREED AND ACCEPTED BY,

MESA PARTNERS, INC.                            HARVEY ELECTRONICS, INC.


BY:/s/ Michael Metzger                         By: /s/ Franklin Karp
   -----------------------------------            ------------------------------
   Michael Metzger                                Franklin Karp
   Managing Director                              President